Exhibit 10.36
DESIGN/BUILD
CONSTRUCTION CONTRACT
(LUMP SUM COST)
THIS AGREEMENT, made this 21st day of August, 2007, by and between Hogenson Construction Company, a North Dakota corporation, hereinafter called “Contractor:, and Cardinal Ethanol, LLC, of Winchester, Indiana hereinafter called “Owner”.
WITNESSETH, that the Contractor and the Owner for the considerations hereinafter named agree as follows:
ARTICLE I – SCOPE OF WORK
The Contractor shall furnish all of the materials and perform all of the work as described in the Specifications entitled “SPECIFICATIONS for AUGER CAST PILE SYSTEM UNDER CORN AND DDG SILOS, #0706, hereto called the “Project” and shall do everything required by this Agreement and the Specifications.
ARTICLE 2 – TIME OF COMPLETION
The engineering and purchasing required under this Contract shall be commenced immediately. Construction installation is to be commenced as soon as the weather permits installation activities without the use of cod weather expenses and/or cold weather protection costs, and shall be continuous on a timely basis, as weather allows, through to substantial completion and final completion of the Scope of Work contracted herein. Final completion is projected by September 10, 2007.
ARTICLE 3 – THE CONTRACT SUM
The “LUMP SUM” price for this Contract shall be Eight Hundred Sixty-Four Thousand Five Hundred U.S. dollars and No cents ($864,500.00).
ARTICLE 4 – CHANGE ORDERS
Change orders may be added to this Contract in written form only. Change order pricing by the Contractor to the Owner will include the following items:
1.	All Engineering costs (based on published hourly rates and direct expenses).

2.	All Material direct costs including Freight.

3.	All Labor direct costs including Supervision.

4.	All Subcontractor direct costs.

5.	All Construction Equipment Rental costs that the Contractor may incur in performing the change.

6.	All Taxes and Insurance costs that the Contractor may incur on direct materials, labor, subcontractors, or other areas.

7.	Any reasonable General Condition costs that the Contractor may incur in performing the change.

8.	The Contractor’s Overheard of 10% on total costs.

9.	The Contractor’s Commission of 10% of total costs.

The Contractor and the Owner will agree to the Lump Sum amount for each change order to be added to this Contract based on the above listed items.
Change orders must be presented to Owner in writing and written approval of Owner obtained before proceeding with the ordered change or revision. Each change order will be signed in duplicated with one (1) original being for the Owner and one (1) original being for the Contractor. To not deter construction progress, change orders may be handled via fax with originals to be mailed in order to expedite their handling.
ARTICLE 5 – DOWN PAYMENT ADVANCES
Upon signing of the Contract, the Owner shall immediately make an $86,450.00 down payment advance to the Contractor for the initiation of the Contract and the continuation of engineering and procurement for the placement of auger cast piles.
ARTICLE 6 – PROGRESS PAYMENTS
The Owner shall make payments to the Contractor on account of the Contract as follows:
Progress billings by the Contractor to the Owner, shall be submitted on timely intervals of not less than two (2) weeks and not more than one (1) month. Each billing shall be certified by the Contractor to be true and accurate, shall be based on the percentage of Project completion as of the date of billing, and shall include all engineering, material, labor, equipment, construction equipment rental, and direct Project related expenses, plus overhead expenses and commission.
Payments shall be due upon receipt. Amounts past due over fifteen (15) days shall be subject to interest at 2% over prime as adjusted monthly by State Bank of West Fargo, West Fargo, North Dakota.
ARTICLE 7 – ACCEPTANCE AND FINAL PAYMENT
Upon receipt of written notice from the Contractor that the Project is completed and ready for final inspection and acceptance, the Owner shall promptly, but not later than three (3) business days after receipt of such notice, make such final inspection and write a final punch list of any and all outstanding items found to exist that are to be completed under the Contract. The Contractor shall then promptly correct or complete the final punch list items. When the Owner funds the Project acceptable and the Contract preformed in full, meaning the Owner has no punch list to submit, the Owner shall promptly, but not later than two (2) business days after acceptance, issue a final certificate for payment, over his own signature, stating that the Project provided for in this Contract has been completed and is accepted under the terms and conditions thereof, and the entire balance due to the Contractor is due and payable immediately.
The Owner has the right to delay, suspend the world and/or terminated the Agreement for any reason so long as it pays for all the work performed through the date of suspension or termination. If after the Project is substantially completed to the extent owner can utilize the ACIP’s for their intended use, and final completion thereof is materially delayed by the Owner, the Owner shall, without terminating the Contract, make payment to the Contractor on the balance due for that portion of the Project fully completed and accepted, and make extra payment to the Contractor for all reasonable costs as a result of the delay. Such payment shall be made under the terms and conditions governing final payment, except that it shall not constitute a waiver of claims.

ARTICLE 8 – NOTICE TO OWNER OF LIEN RIGHTSU
THE CONTRACTOR RESERVES ALL LIEN RIGHTS ALLOWED UNDER INDIANA STATE LAW.
Any person or company supplying labor or materials for improving the Owner’s property, may file a lien against the Owner’s property, if that person or company is not paid for their contributions. This shall be no responsibility of the Contractor, if the Owner, at the time the lien is filed, has not paid the Contractor in full for all invoices billed and due to the Contractor.
ARTICLE 9 – THE CONTRACT DOCUMENTS
This Agreement, the Specifications, Drawings, and the proposal set forth the entire understanding of the parties and supersedes any prior agreements, oral or written, as to the subject matter hereof. The Specifications, Contract Drawings, and Proposal are as fully a part of the Contract as if hereto attached or herein repeated.
In the event of any conflict in and between the Contract Documents, the following order of Final Precedence between the Contract Documents shall be followed:
Highest Final Authority – Contract Change Orders (complying with Article 4 of this agreement)
Second Level of Final Authority – Contract Specifications
Third Level of Final Authority – Contract Drawings
Fourth Level of Final Authority – Contract Agreement
Fifth Level of Final Authority – Contractor Proposal
Contractor agrees to keep all information confidential between owner and contractor and should survive termination of expiration of the Agreement.
This agreement may be amended or modified by, and only by, a written instrument executed by the parties hereto.
This agreement shall insure to the benefit of and be binding upon the parties hereto, their perspective successors, permitted assigns and personal representatives. Nothing in this agreement, express or implied, is intended to confer upon any other person any rights or remedies under or by reason of this agreement.
The failure of any party hereto to insist in any one or more instances upon performance of any term or condition of this agreement shall not be construed as a waiver of future performance of any such term, covenant or condition, but the obligation of such party with respect thereto shall continue in full force and effect.
Any term or provision of this agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unforceability without rendering invalid or unenforceable the remaining terms an provisions of this agreement, or affecting the validity or enforceability of any of the terms or provisions of this agreement in any other jurisdiction.

IN WITNESS WHEREOF, the parties hereto have set their hands the day and year first above written.

ACCEPTED BY:

/s/ Shane Johnson Shane Johnson Project Manager Hogenson Construction Company	/s/ Troy Prescott Title: President Cardinal Ethanol, LLC

SPECIFICATIONS
AUGER CAST PILE SYSTEM TO SUPPORT
CORN AND DDGS SILOS
#0706
1.	PROJECT

1-1	GENERAL

It is understood that where the word “Owner” appears, it shall mean the company known in these Specifications as CARDINAL

ETHANOL LLC, of WINCHESTER, IN being the party of the second part in the Contract and where the word “Contractor” appears, it shall mean HOGENSON CONSTRUCTION COMPANY being the party of the first party of the Contract.

The plans and specifications are intended to conform to each other. Errors, omissions, or transposition of figures and descriptions in either the plans or specifications shall not relieve the Contractor from any part of this Contract obligation or entitle him to claim for extra compensation. The Contractor, presumed to be sufficiently experienced and familiar with Auger Cast Pile Systems, shall observe and correct any discrepancies in the figures and descriptions on either the plans or specifications.

In all cases, the figures on the scale drawings shall govern in preference to either scale, dimensions, or figures in the Specifications.

The Owner shall establish the plot lines and indicate the desired location of the piles.

The Owner shall set a datum point for heights.

The building will be located as per the Contractor’s plot plan and approved by the Owner before any construction activity on the site begins. If a surveyor is required to locate the position of the building, the Contractor will coordinate the survey, but the location will remain the responsibility of the Owner as if he had contracted the surveyor directly.

1-2	SCOPE OF WORK

This Specification covers the design, supply and installation of a complete auger cast pile system to support the concrete grain storage and the concrete DDG storage. These Specifications are not intended to specify all details of the design requirements and construction. The Project is also subject to all the attachments of this Specification.

The Contractor shall accept full responsibility for his work and for the work of his subcontractors, including performance qualifications, specifications, documentation, fabrication, testing, examination, inspection, cleaning, and compliance with this Specification.

The Contractor shall provide all labor, materials, equipment, incidentals, tools, insurance, services, and skills in such quantities as may be necessary to complete the Project within the intent of these Specifications.

The Contractor has not included any sales and/or use taxes. If the tax exemption certificate cannot be made available, a change order reflecting the costs will be added to the owners account.

The auger cast pile system will include approximately three hundred sixty-one (361) each 16” diameter piles placed to a depth of 50’-0” below grade for the corn silo and approximately one hundred eighteen (118) each 16” diameter piles placed to a depth of 50’-0” for the DDG silo. All engineering and testing will be provided by Contractor as well as material and labor to dewater and remove the spoils from the piling area.

We have not included any costs associated with concealed conditions. Prices are given going down to refusal, which is defined as a rate of penetration of 1’-0” per minute or less. Adding piles because of obstructions will be charged at the unit prices given below.

Add: $21.60/LF for pile lengths in excess of base bid quantities.

Deduct: $7.00/LF for pile lengths less than base bid quantities

Add: $15,000 for each additional static load test required. (One included in base bid)

Add: $750/HR for lost time caused by natural or man-made obstructions, rock, boulders or for delay time caused by others.

1-3	PERMITS

The Owner shall furnish at his own expense, all necessary permits required by city, county, state, federal, and railroad authorities. The Contractor shall assist the Owner in obtaining all necessary permits.

1-4	RESPONSIBILITY

The Contractor shall comply with all local, state, and federal laws and ordinances governing this class of work, including OSHA.

The Contractor shall confine its operations to the building site and shall not unreasonably encumber the Owner’s premises or plant operations.

The Contractor shall keep the building site reasonably clean and free from waste material and rubbish. Upon final completion, the Contractor shall remove all temporary buildings, all owned and rented equipment, and all unused materials from the building site.

1-5	CONTRACTOR’S INSURANCE AND INDEMNIFY

The Contractor shall carry public liability and property damage insurance, same to be paid for by the Contractor. The Contractor agrees to protect, defend, hold harmless, and indemnify the Owner, Owner’s officers, directors, and members from all such bodily injury or property damage claims for which the Owner may be or may be claimed to be liable, and legal fees and disbursements paid or incurred as a result of work done during the duration of the Project. The Contractor further agrees to obtain, maintain, and pay for such general liability insurance coverage as will insure the provision of this paragraph. The Contractor shall also carry workmen’s compensation insurance, and submit contributions as required by law for social security benefits and unemployment compensation, same to be paid for by the Contractor. This section survives the termination or expiration of the Specifications.

1-6	ACCESS TO THE PROJECT

The Owner or his authorized representative shall have access to the Project at all times for the inspection of the whole Project or any part thereof. The Owner or his authorized representatives shall conform to all safety regulations required by OSHA and the Contractor.

1-7	BUILDING INSURANCE

During the construction of the Project, the Owner shall carry builder’s risk insurance covering the buildings and all materials and equipment used or about to be used in the construction, which insurance shall be increased or renewed as required to cover the value of the Project. Coverage shall include all formwork and the Contractor’s equipment. Losses shall be payable to the Owner and the Contractor as their respective interests shall appear at the time of the loss.

Railroad protective liability insurance (if required) is an addition to this Contract.

1-8	ALTERATIONS AND/OR ADDITIONS

If the Owner desires to make any changes or additions, he may do so and in no way invalidate the Contract, except that sufficient time shall be given to the Contractor in which to perform the work. For construction related changes or additions, the Contractor shall be reimbursed for all material, equipment, and labor costs plus 10% for overhead expenses and 10% commission. Additional work shall be agreed to by both parties with the scope of work and estimated costs thereof, if desired, documented in writing. One representative of the Owner, JEFF PAINTER, and one representative of the Contractor, SHANE JOHNSON, shall be authorized to sign additional work authorization forms.

1-9	CHARACTER OF WORKMEN

The Contractor shall employ only competent and skillful men in the different trades to do the work. Men who are unfaithful, incompetent, or disorderly shall be discharged from the Project and not again employed upon it.

1-10	EARTHWORK

Excavation from and backfilling to the existing grade in the immediate building area will be by the Contractor.

Any and all underground obstructions or overhead obstructions shall be moved at the Owner’s expenses (telephone lines, electrical power lines, old foundations, tile, gas lines, water lines, sewer lines, pump stations, etc).

All temporary or finished roadwork, if required, shall remain the responsibility of the Owner.

1-11	SOIL DATA

The Owner shall coordinate the soil test. The contents of the soils report will remain the responsibility of the Owner and all associated costs will be for the Owner’s account. The Contract will be based on the soil test. The Contractor shall remain not responsible for any deviations, errors, or omissions in the soil test or soils report, which affect the structure during or after construction. This includes, but is not limited to, high water table, excessive vertical or differential settlement, and pockets of untested material. The removal of soils disturbed by rainfall shall be for the Owner’s account.

The Contractor will provide a standard de-watering pump (3” max). Any specialized excavating or de-watering equipment, if required, will be an addition to the Contract (draglines, well points, shoring, coffer dams, soil solidification, etc.).

1-12	SURFANCE DRAINAGE

The Contractor will be responsible for surface draining grading within the building construction lines. The Owner will be responsible for all grading outside the building construction lines and all associated expenses will be for the Owner’s account. All future maintenance of grades within the building construction lines or outside shall be the responsibility of the Owner.

1-13	SUBCONTRACTS

No subcontract entered into by the Contractor, as part of the Contractor’s direct Scope of Work, shall under any circumstances relieve the Contractor from his liabilities and obligations under this Contract.

1-14	GUARANTEE OF WORK

The Contractor guarantees that the plans and specifications are adequate and proper for the construction of an auger cast pile system on the Owner’s site. Contractor agrees to re-execute any work which does not conform to the plans or specifications. This guarantee extends to defects resulting from faulty materials, non-conforming work or faulty workmanship. The contractor agrees to re-execute any work which does not conform to plans or specifications. The Contractor agrees that for a period of one year from the date of completion or first use by the Owner, whichever occurs first, it will be responsible for any failure in the structural components of the auger cast pile system, either partial or complete, caused by faulty design. This section survives the termination or expiration of the Specifications.

1-15	GUARANTEE AND WARRANTY WORK

If defects occur which fall within the guarantee or warranty period, the Contractor shall be notified and shall be given sufficient time to make corrections.

1-16	ARBITRATION

All claims, disputes, and other matters in question between the Owner and the Contractor relating to the Contract Documents (except for claims which have been waived by the making or acceptance of final payment as provided by the Contract) shall be decided by arbitration in accordance with the Construction Industry Arbitration Rules of the American Arbitration Association. This agreement to arbitrate and any other agreement or consent to arbitrate will be specifically enforceable under the prevailing arbitration law of any court having jurisdiction.

Notice of the demand for arbitration shall be file in writing with the other party to the Agreement and with the American Arbitration Association. The demand for arbitration shall be made within a reasonable time after the claim, dispute, or other matter in question has arisen, and in no event shall any such demand be made after institution of legal or equitable proceedings based on such claim, dispute, or other matter in question would be barred by the applicable statute of limitations.

1-17	DESIGN RESPONSIBILITY

The Contractor shall be responsible for all design associated with this Contract’s direct Scope of Work for the Project, including, but not limited to structures and material handling systems.

1-18	CHANGES IN CODES

The Contractor is not responsible for costs that may result from code changes occurring after the Contract date. This specifically includes, but is not limited to, the OSHA Standards for Grain Facilities. Resulting changes in the Project due to code changes shall be considered as an alteration and/or addition as noted in these Specifications.

1-19	STRUCTURAL DESIGN

CODES:
1.	American Concrete Institute (ACI).
•	Building Code Requirements for Reinforced Concreted (ACI 318-91).
2.	OSHA Safety and Health Standards
1-20	REINFORCING STEEL

All reinforcing steel shall be new, deformed ASTM A615 – Grade 60 (Fy-60,000 psi) bars. All reinforcing steel shall be designed to conform to standards prescribed by the American Concrete Institute (ACI 318-91). All reinforcing steel shall be placed as shown on the final design drawings. Reinforcing steel shall be inspected prior to major pours, including but not limited to, auger cast piles.

1-21	CONCRETE

The concrete mix design used by the supplier shall be approved by the Contractor. Cold weather protection shall be sued when the mean daily temperature falls below 40 degrees F. Heating of materials, protection temperature, curing methods, etc., shall comply with ACI Standard, “Recommended Practice of Col Weather Concreting”, (ACI 306). Detailed specifications will be made if required. Costs associated with cold weather protection are not included in this Contract.

Hot weather concrete production, delivery, placement, and protection shall comply with the American Concrete Institute standard, “Recommend Practice of Hot Weather Concreting”, (ACI 305). Detailed specifications will be made if required. Costs associated with hot weather production are not included in this Contract.

1-22	CONCRETE MIXING AND PLACEMENT

Concrete will be mixed and placed by the standards for installation of auger cast pile systems.

1-23	CONCRETE TESTING

The Contractor will prepare test cylinders in sets of three for each 100 cubic yards in the mat pour, or day’s pour for subsequent concreting. Slump tests are to be made at the time the cylinders are cast. Care in preparation, storage, labeling, and subsequent transportation of the test cylinders is required.

ACCEPTED BY:

/s/ Shane Johnson Shane Johnson Project Manager	/s/ Troy Prescott Title: President Cardinal Ethanol, LC Date of Acceptance: 8-22-07